EXHIBIT 5

OPINION OF KUTAK ROCK LLP

January 15, 2007

Board of Directors

Transgenomic, Inc.

12325 Emmett

Omaha, Nebraska 68164

Gentlemen:

We have acted as counsel to Transgenomic, Inc., a Delaware corporation (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 10,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the exercise of awards which may be granted to directors, officers and employees of the Company or certain of its affiliates under the terms of the Company’s 2006 Equity Incentive Plan (the “Plan”). In rendering this opinion, we have reviewed such documents and made such examinations of law as we deemed necessary for purposes hereof. Based on, and subject to the foregoing, it is our opinion that the shares of Common Stock, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ KUTAK ROCK LLP

KUTAK ROCK LLP